                         [LETTERHEAD OF SMITH HELMS MULLISS & MOORE, L.L.P.]

201 North Tryon Street

Charlotte, NC  28202
P. O. Box 31247 (28231)
(704) 343-2000
                                                                            October 10, 2001

VIA EDGAR

Bank of America Corporation

Bank of America Corporate Center
100 North Tryon Street
Charlotte, NC 28255

          Re:    Public Offering $1,000,000,000 Aggregate Principal Amount of 4 3/4%
                   Senior Notes, Due 2006
Ladies and Gentlemen:

     We have acted as counsel to Bank of America Corporation, a Delaware corporation (the "Corporation"), in connection with (i) the issuance of $1,000,000,000 in aggregate principal amount of its 4 3/4% Senior Notes, due 2006 (the "Notes") and (ii) the Registration Statement on Form S-3, Registration No. 333-83503 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), with respect to $15,000,000,000 aggregate principal amount of the Corporation's unsecured debt securities, units, warrants, shares of its preferred stock and shares of its common stock and the Prospectus dated August 5, 1999 constituting a part thereof, as supplemented by the Prospectus Supplement dated October 3, 2001 filed with the Commission pursuant to Rule 424(b) under the Act, relating to the Notes.

     As such counsel, we have examined and are familiar with such original or photocopies or certified copies of such records of the Corporation and its subsidiaries, certificates of officers of the Corporation and of public officials and such other documents as we have deemed relevant or necessary as the basis for the opinion set forth below.  In such examinations, we have assumed the legal capacity of natural persons, the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified copies or photocopies  and the authenticity of the originals of such copies.  We have also relied upon statements of fact contained in documents that we have examined in connection with our representation of the Corporation.

      Based solely upon the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth below, we are of the opinion that the Notes, when (i) executed, issued and delivered by the Corporation to The Bank of New York for authentication in accordance with the Indenture dated as of January 1, 1995 between the Corporation and The Bank of New York, as trustee (the "Trustee"), as supplemented by a First Supplemental


Indenture dated as of September 18, 1998 and the Second Supplemental Indenture dated as May 7, 2001 (the "Indenture"), (ii) authenticated and delivered by The Bank of New York, as issuing and paying agent, in accordance with the Indenture and (iii) paid for, all as contemplated in the Board Resolution or Company Order (as each is defined in the Indenture), will have been validly authorized and issued under the Indenture and will constitute valid and legally binding obligations of the Corporation.

      In rendering this opinion, we are not expressing an opinion as to the laws of any jurisdiction other than the laws of the State of North Carolina, the United States of America and the Delaware General Corporation Law, and we assume no responsibility as to the applicability of the laws of any other jurisdiction.

      We hereby consent to be named in the Registration Statement as attorneys who passed upon the legality of the Notes and to the filing of a copy of this opinion as part of the Corporation's Current Report on Form 8-K to be filed for the purpose of including this opinion as part of the Registration Statement.

                                                              Very truly yours,

                                                               /s/ SMITH HELMS MULLISS & MOORE, L.L.P.